STIPULATION OF SETTLEMENT AND COMPROMISE OF ALL CLAIMS

                                      AMONG

                            INTEGRAMED AMERICA, INC.

                                       AND

                   REPRODUCTIVE SCIENCES MEDICAL CENTER, INC.
                            AND SAMUEL H. WOOD, M.D.


         THIS STIPULATION AND SETTLEMENT AGREEMENT effective September 1, 1998 ["Agreement"], by and among (1) IntegraMed America, Inc., a Delaware corporation with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ["INMD"]; and (2) Reproductive Sciences Medical Center, Inc., a California professional corporation, with its principal place of business at 4150 Regents Row, Suite 280, La Jolla, California 92037 ["PC"]; and (3) Samuel
H. Wood, M.D., having a post office address at P.O. Box 1208, Rancho Sante Fe, California 92067 ["Wood"].

                                 R E C I T A L S

         WHEREAS, PC and INMD are parties to a Management Agreement dated June 6, 1997, as amended ["Management Agreement"]; and

         WHEREAS, Wood and INMD are parties to an Asset Purchase Agreement dated June 6, 1997, as amended ["Asset Agreement"]; and

         WHEREAS,  PC,  Wood and INMD are  parties to a Personal  Responsibility
Agreement   dated  June  6,   1997,   as   amended   ["Personal   Responsibility
Agreement"];and

         WHEREAS, PC and Wood are parties to a Physician-Shareholder Employment Agreement dated June 6, 1998, as amended ["Employment Agreement"] pursuant to which Wood was the medical director of the Program; and

         WHEREAS, the Management Agreement, Asset Purchase Agreement, Personal Responsibility Agreement and Employment Agreement, and any Amendments thereto, are herein collectively referred to as the "Various Agreements"; and

         WHEREAS, for the purposes of this Agreement, PC, Wood and INMD accept, adopt and here utilize the defined terms and definitions contained in the Management Agreement; and


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         WHEREAS,  pursuant to such Management Agreement,  the PC, Wood and INMD have operated a program providing Infertility Services (as such term is defined in ss.1.1.7 of the Management Agreement) and known as "Reproductive Sciences Medical Center of San Diego" [hereinafter "Program"]; and

         WHEREAS the Program is part of the INMD Reproductive Science Center Division, which consists of a national network of similar Programs; and

         WHEREAS, pursuant to the Asset Agreement, INMD purchased all of the assets of Wood used in the operation of Wood and PC's practice of providing Infertility Services ["Wood Practice"] and Wood, on this date, is the record tenant of the office and laboratory space of the Program, the record tenant of space at Xi-Med ["Xi-Med Leasehold"]; and

         WHEREAS, INMD is the owner and/or lessee of all equipment, fixtures and fixed assets and the employer of all personnel at the Program with the exception of physicians; and

         WHEREAS, pursuant to the Asset Agreement and the Management Agreement, INMD was to make certain payments, during the term of the Management Agreement, for the assets and the name "Reproductive Sciences Medical Center" ["Asset Payments"]; and

         WHEREAS, pursuant to the Management Agreement, INMD was to make certain payments, over the term of the Management Agreement and at certain milestones, to PC, for the Exclusive Management Right ["RTM Payments"]; and

         WHEREAS, pursuant to the Management Agreement, INMD was obligated to make certain Advances to the PC, which Advances if made, were to be repaid by the PC to INMD; and

         WHEREAS, certain disputes have arisen between and among the parties to this Agreement in which the parties have both served various Notices of Breach, claimed breaches of the various agreements, as well as fraud in the inducement and requests for damages and payments; and

         WHEREAS, on June 12, 1998, INMD commenced an arbitration before JAMS/Endispute in San Diego, California ["JAMS Arbitration"], against PC and Wood, in which INMD seeks damages and recission and/or termination of the Various Agreements ["INMD Claims"]; and

         WHEREAS, PC and Wood have interposed a counterclaim in the JAMS Arbitration as against INMD, which seeks damages and recission and/or termination of the Various Agreements, and which asserts various theories of recovery, in both tort and contract, and which asserts the right to both compensatory and exemplary damages ["Wood/PC Claims"]; and


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         WHEREAS,  the parties desire to effectuate a termination of the Various
Agreements, and a transition of the management of the Program to Wood and PC in an orderly fashion, so as to insure the quality of Infertility Services at the Program, and to settle and compromise all their disputes in order to avoid the expense and the uncertainty of litigation.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the parties, intending to be legally bound, and without coercion or duress of any kind, hereby agree as follows:

1. TERMINATION OF AGREEMENTS. INMD and the PC hereby terminate the Asset Agreement, the Management Agreement, the Employment Agreement and the Personal Responsibility Agreement, effective September 1, 1998. As of such date, except for the rights and obligations contained in this Agreement, all parties are discharged from any obligations arising from the Various Agreements, including but not limited to, the repayment of Advances, payment of RTM payments, and covenants not to compete or solicit employees, and any Lab Build-Out. The parties hereby accelerate all unamortized RTM payments and apply those accelerated payments to repay Advances and discharge any remaining Advances' balance.

2. GENERAL RELEASES. (a) INMD hereby releases and forever discharges PC and Wood, their subsidiaries, affiliates, successors, shareholders, predecessors, heirs, assigns, agents, officers, directors and employees from any and all claims, suits, demands, debts, causes of action, liabilities, indemnities, obligations, costs, losses, damages and expenses of whatsoever kind or nature, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, including but not limited to those arising out of the Management Agreement, Asset Purchase Agreement, Personal Responsibility Agreement and Physician Employment Agreement, and all causes of actions and claims asserted (or which could have been asserted) in the JAMS Arbitration, arising from the first day of the world until the date of this Settlement Agreement. It is expressly understood by INMD that the granting of this general release to PC and Wood shall constitute a voluntary and knowing waiver of any right to legal recourse as against Wood and PC except such legal action that may be necessary to enforce the terms of this Agreement.


         (b) PC and Wood hereby release and forever discharge INMD, its subsidiaries, affiliates, successors, shareholders, predecessors, assigns, agents, officers, directors and employees, from any and all
         claims,   suits,  demands,   debts,  causes  of  action,   liabilities,
         indemnities, obligations, costs, losses, damages and expenses of whatsoever kind or nature, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, including but not limited to those arising out of the Management Agreement, Asset Purchase Agreement, Personal Responsibility Agreement and Physician Employment Agreement, and all causes of actions and claims asserted (or which could have been asserted) in the JAMS Arbitration, arising from the first day of the world until the date of this Settlement Agreement.

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



         It is expressly understood by PC and Wood that the granting of this general release to INMD shall constitute a voluntary and knowing waiver of any right to legal recourse as against INMD, except such legal action that may be necessary to enforce the terms of this Agreement.

         (c) Each of Wood, PC and INMD knowingly and voluntarily waives any and all rights that it has under the provisions of Section 1542 of the Civil Code of the State of California, which reads as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         Each of the undersigned acknowledges and agrees that this waiver of claims governed by Section 1542 is an essential and material term of this Stipulation for Settlement, without which this document would not have been executed.

3. CONTINUATION OF THE PROGRAM AND WITHDRAWAL OF INMD. (a) The parties acknowledge and agree that the Program shall, commencing September 1, 1998, be operated solely by PC and Wood, and that INMD shall withdraw (except for the INMD Employee detailed in paragraph 8 hereof) and cease to offer any management, administrative, financial or support services to the Program.

         (b) Employees. INMD shall terminate the employment of all its employees located at the Program (other than the Employee referred to in paragraph 8) and PC and Wood shall hire such employees. INMD shall indemnify Wood and PC for any claims by INMD Employees, arising out of their employment during the term of the Management Agreement, except for any and all claims arising out of the volitional or intentional acts of Wood.

         (c) Insurances. (1) Effective September 1, 1998, INMD shall cancel the general liability insurance policy in effect for the PC and the Facilities [as defined in paragraph 3.2 of the Management Agreement and including the Xi-Med Leasehold] and shall cancel any professional liability insurance policy in effect for the PC and PC's staff (including Wood). Wood and PC covenant and warrant that the PC and Wood shall have, effective no later than September 1, 1998, professional liability insurance , insuring all professional acts including the storage of Biological Materials in an amount of no less than $1 million per claim/$3 million in the aggregate, and that the PC and Wood shall provide INMD, proof of such insurance, and proof of general liability insurance for the Facilities no later than September 1, 1998. The Wood/PC obligation to provide proof of such insurance shall continue annually (on the anniversary date of the first proof) for three (3) years. Wood hereby acknowledges and agrees that any and all health and/or disability benefits provided by INMD shall cease on September 1, 1998.

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



         (2)INMD shall continue, in full force and effect, "tail insurance" , covering the PC and INMD's prior employees for professional acts, including the storage of biological materials for claims made after September 1, 1998 but arising out of professional acts or conduct occuring during the term of the Management Agreement. INMD shall provide PC and Wood with proof of such insurance no later than September 1, 1998 and shall continue to provide such proof of insurance annually (on the anniversary date of the first proof) for three years.

         (d) Notification of Patients. Wood and PC shall notify patients of the Program, on or before October 1, 1998, that he and the PC are no longer affiliated with INMD. The form and content of such notification shall be previously approved by INMD, such approval not to be unreasonably withheld or delayed.

         (e)  Biological Materials.

                  (i) The PC and Wood, hereby acknowledge and agree that, at all times during the time period of the Management Agreement, and at all times hereafter, the PC and/or Wood have been the sole and rightful custodians of all biological materials, including but not limited to sperm, oocytes and embryos (cryopreserved or fresh)["Biological Materials"] and that they shall continue to preserve and protect such Biological Materials as are in their custody.

                  (ii) The PC shall provide INMD with a list of all patients who
                  (1) currently have cryopreserved biological materials in storage at the Program as of September 1, 1998, and (2) who have ever had cryopreserved biological materials in storage at the Program from June 6, 1997 through September 1, 1998, together with information as to and the date as to when storage ceased.


         (f) Removal of Proprietary Information. INMD shall remove from the Program Premises any and all copies of proprietary written information (as listed on the annexed Schedule A), and PC and Wood hereby covenant not to copy or utilize any consents, procedure or policy manuals or proprietary information henceforth in operation of the Program, except that, the PC shall, for a period of ninety days (up to and including November 30, 1998) be permitted to utilize the text of the INMD Consents, now utilized for documenting patient consent, provided that all reference to INMD is redacted or removed therefrom.

         (g) Billing Cooperation. INMD shall leave at the Program any and all documentation and equipment necessary for the Program to bill for unbilled Infertility Services and to collect outstanding amounts. This shall include data stored in the computer system at the Program.

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4.       COVENANT BY WOOD.  Wood hereby  covenants and represents that the PC is
         the  current  professional   corporation  through  which  he  practices
         medicine. He further covenants and represents that if, at any time prior to the full payment of the Payment Price, he should establish another professional corporation or entity through which he shall practice medicine, he shall do so only if such PC and/or sole proprietorship or business entity expressly assumes the obligations of the Payment Price and the obligations of this Agreement.

5. LEASE OF ASSETS. The PC shall lease the Program's tangible assets and leasehold improvements of the Program on the terms of the Asset Lease ["Payment Price"] here annexed as Exhibit A and executed simultaneously with this Agreement.

6. ASSUMPTION OF LEASEHOLD INTERESTS. (a) The PC shall assume all future lease payments, as of September 1, 1998, the lease for the office space of the Program located at 4150 Regents Row, Suite 280, La Jolla, California ["Program Premises"], and the XiMed Leasehold and shall indemnify INMD against claims for rent or payments thereunder made by the Landlord, except as provided in paragraph 11 hereof.

         (b) The PC shall assume the leases, as of September 1, 1998, for any and all medical and/or office equipment located at the Program Premises except for the Diagnostic Products Corporation Immulite Immunology Analyzer, Serial # 5379010 ["Immulite Analyzer"] and shall indemnify INMD against any claims for rent or payments thereunder made by the Lessors thereof. INMD shall assume the lease for the Immulite Analyzer, and the parties shall cooperate, in good faith, in efforts to sell, lease, transfer or return such Immulite Analyzer, such sale, leasehold, transfer or return not to take place prior to October 1, 1998. PC and Wood shall pay to INMD the monthly lease price of $1,736.82 (One thousand seven hundred and thirty six dollars and eighty-two cents) for the use of the Immulite Analyzer for the period September 1, 1998 until October 1, 1998 ["Immulite Payment"]. The Immulite Payment shall be offset, or deducted, from the first payment to be earned by Wood pursuant to Section 9(d)(2) of this Agreement.

7. RIGHT TO ACCOUNTS RECEIVABLE. The parties hereby acknowledge and agree that, during the operation of the Program up to and including August 31, 1998, certain accounts receivable were, and shall continue to be, generated. For the purposes of this Agreement, accounts receivable are deemed generated on the date that the medical or laboratory service or treatment is provided to a patient, irrespective of the date (before or after treatment) that payment is actually received. The parties hereby agree and acknowledge the following rights and interests in accounts receivable of the Program:

         (a) Any and all accounts receivable generated prior to September 1, 1998 ("Pre- September Receivables") are the sole property of INMD, whether payment therefor has, or in the future is, received by INMD, the PC and/or Wood.

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         (b) Any and all accounts receivable generated on and after September 1,
         1998 ("Future Program Receivables") shall be the sole property of the PC, whether payment therefor has been, or in the future is, received by any or all of INMD, the the PC and/or Wood.

         (c) In the event there arises a dispute between INMD and PC as to the nature and character of the Program Receipts (as Pre-September or Future Receivables), the parties shall first rely on the date the service was rendered, as shown on the computer records generated by INMD. PC shall have the burden of proving such records erroneous by supplying copies of the patient medical records.

 8. COLLECTION OF ACCOUNTS RECEIVABLE. An employee of INMD (of INMD's choosing)(the "INMD Employee") shall be on the Program Premises for up to and including December 31, 1998, in order to oversee and make efforts for the collection of the accounts receivable of the Program and the PC. Such collection shall be jointly supervised and conducted by the INMD Employee and a representative of the PC designated by Wood (the "PC Representative"). The INMD Employee and PC Representative shall have joint and simultaneous access to any and all billing information, data and computer information necessary, provided, however, such information be restricted to information needed to process, record and document payment of such accounts receivable. The INMD Employee shall have access to the Program Premises at any time during normal business hours. The INMD Representative and the PC Representative shall, jointly and in good faith, allocate any and all monies received as being either Pre-September Receivables or Future Receivables. INMD and the PC shall, in good faith, insure that the Future Receivables are paid to the PC and the Pre-September Receivables are paid to INMD. The PC and Wood hereby covenant to cooperate with the INMD Employee in his/her efforts to collect Pre-September Receivables and agree not to interfere, by omission or commission, with that effort. In the event that there is a dispute between the Companies' Representative and the IntegraMed Representative concerning whether monies received constitute a Pre-September Receivable or a Future Receivable, the parties shall first rely on the date of the service rendered, as shown in the computer records generated by INMD and, if the Companies' representative disagrees with such records, he/she shall produce the patient's records. If the parties cannot, in good faith, agree to the allocation on the basis of such records, such collections shall be put in escrow until the matter is determined by arbitration or agreement. The parties anticipate that the amount of Pre- September Receivables to be subject to collection by INMD are the sum of (1) One hundred and twenty-two thousand four hundred and ninety dollars ($122,490.00) and (2) such accounts receivable generated by the Program between August 1 and August 31, 1998 ["August Receivables"]. Between September 1 and September 30, 1998, INMD shall account to PC for any money collected on behalf of the Program which represented pre-payments by patients for medical services to be performed on or after September 1, 1998, including both "patient deposits" and "suspended credits" ["Pre-payments"].The aggregate amount of such Pre-payments shall be paid by INMD to PC no later than October 1, 1998. Between September 1 and September 30, 1998, Wood and PC shall account to INMD for the amount of August Receivables.


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9.       ENTITLEMENTS  OF PC AND WOOD. In  consideration  for the  withdrawal of
         INMD from the Program, the termination of the Various Agreements, and the obligations of this Agreement, PC and Wood shall receive the following:

         (a) Any and all INMD Common Shares ["INMD Shares"] issued to PC and/or Wood upon the signing of the Management Agreement, shall no longer be subject to the provisions of Section 7.1.7 of the Management Agreement, but shall be subject to all applicable Federal and State law. INMD agrees to provide any documentation or approval reasonably required by PC or Wood in order to sell the INMD Shares in accordance with law. No additional INMD Shares shall be issued to Wood or the PC as a result of, or based upon any rights contained in, the Various Agreements, hereafter.

         (b) INMD shall pay one hundred percent (100%) of the monthly payments on the XiMed Leasehold for (1) a period of six months, commencing September 1, 1998; or (2) until the XiMed Leasehold is fully sublet to another tenant or (3) the commencement of a Navy contract between the government and the PC or Wood, whichever shall first occur. PC and Wood covenant to use commercially reasonable efforts to sublet the premises governed by the XiMed Leasehold.

         (c) INMD shall Advance the Costs of Services of the Program up to and including August 31, 1998 and shall be repaid such money solely from the collected Pre- September Accounts Receivable.

         (d) Consulting Agreement. (1) Commencing September 1, 1998, and for a period of twenty-nine months thereafter, Wood shall be a Special Consultant to INMD. His duties as a Special Consultant shall be to, upon request of INMD, consult and advise INMD with respect to new ART technologies, laboratory methods, protocols for new procedures and results. It is expressly understood that INMD shall provide Wood with reasonable notice of such requests, but Wood shall also make himself reasonably available for such consultation, it being understood between the parties to this Agreement that the time devoted by Wood to his duties as a Special Consultant shall be not greater than an average of 10 hours per month.


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         (2)  Wood's  compensation  for  performance  of his  duties as  Special
         Consultant shall be $4800 per month ["Consulting Payment"], payable on the 15th day of each month, providing however, that INMD shall be entitled to offset the payment against the Immulite Payment due under
         Section 6(b) of this Agreement and any Asset Lease payments due, or to become due within 30 days of the date of required payment by INMD.


10. GOVERNMENT CONTRACT EFFORT. (a) The parties agree and acknowledge that there is a Request for Quotation (RFQ) issued by the Naval Medical
         Center  San  Diego  [NMCSD]  which  seeks  an  infertility  program  to associate with NMSCD physicians for the provision of Infertility Services to active, retired and/or reservist US Navy care-eligible personnel referred to NMSCD for infertility treatment ["Navy Contract"]. PC and Wood desire to submit a proposal for such Navy Contract and desire that INMD, specifically its COO Dr. Donald S. Wood, lend their/his expertise in preparing the necessary documents and presentation of such proposal on behalf of PC and Wood. Wood and INMD have evaluated the RFQ and have determined that the Scope of Work and qualifications listed therein may, in fact, be too narrow to permit the PC (and other infertility programs) to qualify for consideration, inasmuch as the RFQ may be designed to meet the specific qualifications of a prior Navy contractor. Nonetheless, both parties feel it is nonetheless worthwhile to prepare and submit a proposal on behalf of PC. In consideration of this Agreement, INMD and Donald S. Wood, hereby agree to use commercially reasonable efforts to assist PC and Wood in the preparation and submission of a proposal for such Navy Contract. The parties agree and acknowledge that the deadline for such submission is September 6, 1998, and that the preparation of such proposal on behalf of PC and Wood shall be a time-consuming project. INMD agrees that it shall use such efforts and shall devote such time as is reasonably necessary, at its own cost and expense, it being understood by the parties that whatever the nature of the INMD efforts, there can be no assurance that Wood or PC will secure the Navy Contract and that it shall be impossible to ascertain the reason underlying an award of the Navy Contract to an entity other than PC or Wood. (b) PC and Wood agree that the proposal for the Navy Contract shall not contain any description of INMD's future relationship with PC unless said language receives the express approval of INMD, and such express approval shall not be unreasonably withheld or delayed.

         (c) In the event that PC secures the Navy Contract, INMD agrees that it shall function as Special Consultant to the Director of the Laboratory of PC. INMD's duties shall be to, upon request of Wood or the Director of the Laboratory of PC, to advise PC with respect to new ART Technologies, laboratory methods, protocols and techniques.

         (d) It is expressly understood among the parties that Wood, in his role as Special Consultant, shall function purely as an advisor and independent contractor and that conduct of INMD, even if based upon his advice and/or recommendation, shall be the sole responsibility of INMD. It is also expressly understood among the parties that INMD, in its role as Special Consultant to PC, shall function purely as an advisor and independent contractor and that the conduct of PC, even if based on INMD's advice and/or recommendation shall be the sole responsibility of PC.
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11.      DISCONTINUANCE  OF JAMS  ARBITRATION.  INMD, PC and Wood shall,  within seven (7) business days of this Agreement, write a letter (or independent letters ) to JAMS/Endispute, discontinuing all claims against each other with prejudice. Each party shall bear its/his own costs, expenses and attorneys fees. The cost of any administrative fee assessed by JAMS, over and above the filing fee already paid by INMD shall be borne equally between INMD and PC.

12. COOPERATION. In the event of any claims, suits or governmental investigations, arising out of or relating to the Program, in which INMD, Wood and/or the PC shall be named or involved, whether or not pending during the term of the Management Agreement, the parties hereto agree to fully cooperate with each other in the defense of such suit, claim or investigation. Such cooperation shall include, by way of example but not limitation, meeting with defense counsel, the production of any documents in their possession for review, participation in discovery or an investigation by an insurer, response to subpoenae and the coordination of any individual defenses with counsel for all parties. Wood and the PC shall, as soon as practicable, deliver to INMD copies of any summonses, complaints, suit letters, subpoenae or legal papers of any kind, served upon them or their attorneys. This obligation to cooperate shall survive the satisfaction of any payment obligations hereunder, or the termination of this Agreement for whatever reason, and nothing in this paragraph shall obligate the parties to pay any legal fees incurred by the other.

13. NON-DISPARAGEMENT AND CONFIDENTIALITY. The parties acknowledge that this Agreement represents a fully consensual and amicable separation of interests and that, hereafter, each party covenants that, in communicating with third parties, they shall not, by action or word, defame, criticize or condemn the actions, conduct or motives of the other. Each party recognizes that this covenant represents a material obligation of both parties under this Agreement, the breach of which may impact adversely on the business interests of the non-breaching party. The parties further covenant that the terms of this Agreement shall not be disclosed to any third party,except to the extent necessary to enforce the terms hereto, and except that each party may disclose such terms to his/its spouses, attorneys, financial advisors or in response to judicial process.


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



14.      ARBITRATION.  Any and all claims,  disputes,  or controversies  arising under, out of, or in connection with this Agreement or any breach thereof, shall be determined by binding arbitration in the State of California, County of San Diego (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (i) JAMS/Endispute or (ii) the American Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree, in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel arbitration, confirm or vacate an arbitral award or otherwise enforce this paragraph shall be brought either in the Courts of the State of California or the United States District Court for the Southern District of California, to whose jurisdiction for such purposes PC, Wood and INMD hereby irrevocably consent and submit.

15. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without reference to rules of conflicts of laws.

16. AMENDMENT. No modification, amendment or addition to this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all parties.

17. No assignment or delegation of this Agreement or the rights and obligations hereunder shall be valid without the specific consent of all parties.

18. No consent or waiver, express or implied, by either party hereto, of any breach or default by the other party in the performance by the other of its obligations hereunder, shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

19. Any notices, requests, demands and other communications provided for in this Agreement as required among the parties in connection with the Agreement shall be in writing and shall be deemed to have been given at the time when mailed at any United States Post Office via register or certified mail, prepaid, or sent by overnight delivery services, addressed to the party at the address set forth below or such other addresses as such party may designate by notice:



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

         To PC or Wood at:

         Reproductive Sciences Medical Center, Inc.
         4150 Regents Park Row, Suite 280
         La Jolla, CA 92037
         Attention:  Samuel H. Wood, M.D., P.C.

         With Copy to:

         David J. Hirsch, Esq.
         9460 Wilshire Boulevard
         Suite 830
         Beverly Hills, California 90212

         To IntegraMed America, Inc:

         Donald S. Wood, Ph.D.
         Chief Operating Officer
         Integramed America, Inc.
         One Manhattanville Road
         Purchase, New York 10577

         The failure of any party to claim such notice, or the refusal of delivery, shall not alter the effectiveness of said notice.

20. This Agreement is the result of arms-length and deliberate negotiations and each party has consulted with counsel. Should this Agreement be the subject of interpretation, it shall be deemed to have been drafted by all of the parties equally.

21. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective upon the receipt by each party of facsimile copies of the signature page, with the original, executed documents to be exchanged within seven (7) business days thereafter.

IN WITNESS WHEREOF, the parties have set their hands hereunto as of the effective date herein written.

INTEGRAMED AMERICA, INC.                      REPRODUCTIVE SCIENCES
                                              MEDICAL CENTER, INC.


By:    /s/Donald S. Wood                        By:  /s/Samuel H. Wood
       ------------------------------                ------------------------
       Donald S. Wood, Ph.D.                         Samuel H. Wood, M.D.
Title: Chief Operating Officer                Title: President


       ------------------------------
       Samuel H. Wood, M.D.

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